Exhibit 1.1

$35,000,000 of Bonds (12% coupon)

USA Opportunity Income One, Inc.

PRIVATE PLACEMENT

PLACEMENT AGENT AGREEMENT

FOR FOREIGN MARKETER

USA Opportunity Income One, Inc. (the “Company”) is engaged in the business of lending or investing in Florida commercial or residential real estate. The Company, proposes to offer and sell to non-U.S. persons, upon the terms and subject to the conditions set forth in the Company’s forthcoming Registration Statement to-be-filed with the United States Securities and Exchange Commission (“SEC”) of Form S-1 (the Registration Statement”) and the Bond Investor Agreement / Subscription Agreement attached as Exhibit 4.5 to the Company’s forthcoming Registration Statement, the USA Real Estate Bonds issued by the Company, with a minimum investment of $10,000 per purchaser. The offering is for a maximum of $35,000,000 in USA Real Estate Bonds with a 12% coupon.

1.	Sale of USA Real Estate Bonds. The Company hereby appoints you (a “Foreign Marketer” or “You”) to effect sales of USA Real Estate Bonds, on a best-efforts basis, for the account of the Company. This appointment shall commence on the date hereof. Subject to the terms and conditions of this Placement Agent Agreement for Foreign Marketer (this “Agreement”) and upon the basis of the representations and warranties herein set forth, you accept such appointment and agree to use your best efforts to find purchasers of USA Real Estate Bonds. Offers and sales of USA Real Estate Bonds may only be made in accordance with the terms of the offering thereof as set forth in the Subscription Agreement and Registration Statement on Form S-1 and the resultant Prospectus once the Form S-1 Registration Statement is declared effective by the SEC (the “Prospectus”) . You agree that all offers and sales of USA Real Estate Bonds will comply with applicable laws and regulations of the jurisdiction in which the USA Real Estate Bonds are offered and sold and will take all steps necessary to qualify the USA Real Estate Bonds for offer and sale in such jurisdiction or will comply with applicable exemptions from registration. Further, you will take all steps necessary to ensure the offering is made in compliance with all US laws and regulations including, but not limited to, Regulation S under the Securities Act of 1933.

2.	Eligible Purchasers of Bonds. You agree not to offer or sell USA Real Estate Bonds to any person who is not eligible to purchase the USA Real Estate Bonds pursuant to the laws and regulations applicable to such purchase of USA Real Estate Bonds. Each prospective purchaser must complete and execute the Subscription Agreement and return it to the Company together with such other documents, instruments, or information as the Company may request together with readily available funds denominated in US dollars in the full amount of the purchase price for the number of USA Real Estate Bonds subscribed for.

3.	Submission of Orders. All subscriptions for the USA Real Estate Bonds must be made by the completion, execution, and delivery of the Subscription Agreement and a counterpart signature page, which is part of the Subscription Agreement. Subscriptions are not binding on the Company until accepted in writing by the Company. The Company will refuse any subscription by giving written notice to the subscriber by electronic communication, personal delivery, or first-class mail. The Company has the right to refuse to sell the USA Real Estate Bonds to any prospective investor for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the Company in connection with such prospective investor’s subscription. In addition, in the Company’s sole discretion, the Company may establish a limit on the purchase of USA Real Estate Bonds by particular prospective investors. With the Subscription Agreement (regardless of the method used for completing), prospective investors should send their readily available funds denominated in US dollars via payment methods described or wire transfer pursuant to the instructions as set forth in the Subscription Agreement, or check payable to “USA Opportunity Income One, Inc.” for the total cost of the Bonds being subscribed.

4.	Compensation. In consideration of your services in soliciting and obtaining purchasers of USA Real Estate Bonds, the Company agrees to pay to you a placement agent fee equal to 5% of the aggregate principal amount of the Bonds sold to investors, not including any accrued interest. Provided the Company’s acceptance of a prospective investor’s proper tender of a completed Subscription Agreement, full funding of the purchase amount and a completed KYC/AML check, USA Real Estate Bonds will be issued once every month, on the last business day of the month. Placement Agent Fees shall be paid within 10 business days after the Company has issued the USA Real Estate Bonds, via international wire transfer to the account information provided by the Marketer on the signature portion of this agreement. Any payment to you will be payable only with respect to transactions lawful in the jurisdictions where such transactions occur. You shall not re-allow all or any part of the compensation provided for in this Section 4 to any person who is not authorized to receive such compensation under applicable laws and regulations in which the USA Real Estate Bonds are offered and sold. You further agree that all services performed pursuant to his agreement will be performed outside of the U.S. Further, the Company shall not be liable or responsible to pay any compensation to you if the payment of such compensation would result in the Company violating U.S. securities laws or applicable non-U.S. laws.

5.	Further Agreements of Foreign Marketers. Your execution and acceptance of this Agreement constitute a representation to the Company that:

a)	You are a corporation, limited liability company, limited partnership, or other lawful business association (as the case may be) duly organized, validly existing, and in good standing under the laws of the jurisdiction where you will be conducting the activities pursuant to this Agreement, and you have all requisite power and authority to enter into this Agreement and to carry out your obligations hereunder.

b)	This Agreement has been duly and validly authorized, executed, and delivered by you, and constitutes the valid agreement of you enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws and principles of equity. Your execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof do not and will not conflict with or constitute a default under your organizational documents, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which you are a party as of this date, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over you, or any of your property; and no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for your performance of this Agreement, or for the consummation of the transactions contemplated hereby.

c)	You are:

i)	duly registered as a broker-dealer, underwriter, distributor, or have any other registration required to engage in the activities described in this Agreement under the provisions of the applicable laws of the jurisdiction in which you are selling the USA Real Estate Bonds, or are exempt from such registration, and your independent contractors, employees, and registered representatives have the appropriate licenses to offer and sell the USA Real Estate Bonds in such jurisdictions.

ii)	not required to be registered as a broker-dealer under U.S. Securities Law; and
iii)	not required to be a member of FINRA. You confirm that you and each salesperson acting on your behalf are duly licensed by each regulatory or self-regulatory authority, in each jurisdiction in which you or such salesperson will offer and sell the USA Real Estate Bonds, or are exempt from registration with such authorities. You represent and warrant that each salesperson acting on your behalf is not required to be registered as a registered representative or associated person under the Exchange Act or the Exchange Act Rules and Regulations, and FINRA rules.

d)	With respect to your participation in the offer and sale of the USA Real Estate Bonds (including, without limitation, any resales and transfers of USA Real Estate Bonds), you agree to comply in all material respects with all applicable requirements of the jurisdictions in which you plan to sell the USA Real Estate Bonds.

(i)	In addition, you shall provide to any prospective investor copies of any prescribed document which is part of the Prospectus and any supplements thereto during the course of the offering and prior to the sale. The Company may provide you with certain sales material approved in writing by the Company (“Approved Sales Literature”) to be used in connection with the solicitation of purchasers of the USA Real Estate Bonds. If you elect to use such Approved Sales Literature in connection with the solicitation of purchasers of the USA Real Estate Bonds then such material shall not be used by you unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future.
(ii)	You agree that you will not use any Approved Sales Literature other than those provided to you by the Company for use in the offering. The use of any other sales material is expressly prohibited. Further, you agree that you will only use Approved Sales Literature in the manner prescribed to you in writing by the Company. Unless advised otherwise by the Company, you are expressly prohibited from engaging in general solicitation using the internet, social media, or any other means.

e)	You will not give any information or make any representations or warranties in connection with the offering of USA Real Estate Bonds other than, or inconsistent with, those contained in the Prospectus and any Approved Sales Material. You will deliver a copy of the Prospectus and all amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of any offer to sell the USA Real Estate Bonds to an investor. You agree to deliver or send any amendments and any amended Prospectus to any investor you have previously sent to or given a Prospectus prior to or simultaneously with the first solicitation of an offer to sell the USA Real Estate Bonds to an investor. You will not deliver the Approved Sales Material to any person unless such Approved Sales Material is accompanied or preceded by a copy of the Prospectus. You expressly agree not to prepare or use any sales literature, advertisements, or other materials in connection with the offering or sale of the USA Real Estate Bonds without our prior written consent. You agree that to the extent information is provided to you marked “For Broker-Dealer Use Only,” you will not provide such information to prospective investors.

f)	You will solicit only eligible purchasers of Bonds as described under “Selling Restrictions” of the Prospectus and will offer the USA Real Estate Bonds to persons only in the jurisdictions in which you are legally qualified to so act.

g)	You agree to make diligent inquiries and maintain a record thereof for a period of at least six years of all investors in the USA Real Estate Bonds, in order to determine whether the purchase of the USA Real Estate Bonds represents a suitable investment for such investor, and whether the investor is otherwise eligible to purchase USA Real Estate Bonds in accordance with the terms of the offering. Such inquiry shall also be made with respect to any resales or transfers of the USA Real Estate Bonds. Accordingly, you shall satisfy the following requirements:

(i)	In recommending to an investor the purchase of the USA Real Estate Bonds, you shall have reasonable grounds to believe, on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or your representatives, that the investor (or, if the investor is acting as trustee or custodian of a trust or other entity, that such other trust or entity) has a fair market net worth sufficient to sustain the risks inherent in the purchase of the USA Real Estate Bonds, including loss of the investment and lack of liquidity, and that USA Real Estate Bonds are otherwise suitable as an investment. In making this suitability determination, you shall ascertain that the prospective investor:

a.	can reasonably benefit from an investment in the USA Real Estate Bonds based on the prospective investor’s overall investment objectives and portfolio structure,
b.	has an apparent understanding of:

i.	the fundamental risks of the investment,
ii.	the risk that the investor may lose the entire investment,
iii.	the lack of liquidity of the USA Real Estate Bonds,
iv.	the restrictions on transferability of the USA Real Estate Bonds,
v.	background and qualifications of the Company, and
vi.	the tax consequences of the investment.

c.	You will make this determination on the basis of the information you have obtained from the prospective investor. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation, and other investments of the prospective investor, as well as any other pertinent factors.

(ii)	You shall also maintain in your files, for at least six years from the date of sale of the USA Real Estate Bonds to each purchaser, documents disclosing the basis upon which your determination of suitability was reached as to each investor. Upon reasonable notice to you, the Company, or its designated agents, shall have the right to inspect such records.
(iii)	Prior to executing any transaction for the purchase or sale of the USA Real Estate Bonds, and any resale or transfer of the USA Real Estate Bonds as permitted, you (or one of your associated persons) shall fully inform the investor of all pertinent facts relating to the liquidity and marketability of the USA Real Estate Bonds during the term of the Company.
(iv)	You will also comply with the suitability and recordkeeping rules, if any, under the applicable laws or regulations of the jurisdictions in which the USA Real Estate Bonds are offered and sold.

h)	You agree that you will not rely on the Company to satisfy your duty of due diligence and, in particular, you agree to obtain from the Company and from other sources such information as you deem necessary to comply with your due diligence obligations. You further agree to supply the Company with such written reports of your activities relating to the offer and sale of USA Real Estate Bonds as the Company may request from time to time.

i)	You agree to diligently make inquiries as required by law of all prospective purchasers of USA Real Estate Bonds in order to ascertain whether a purchase of USA Real Estate Bonds is suitable for each such purchaser, and not rely solely on information supplied by each purchaser. You also agree to promptly transmit to the Company all fully completed and duly executed Subscription Agreements.

j)	You have reasonable grounds to believe (based on information made available to you by the Company through the Prospectus and other materials, that all material facts concerning the Company are adequately and accurately disclosed and provide a basis for evaluating the Company, including facts relating to items of compensation, physical assets, tax aspects, financial stability and experience of the Company, conflicts of interest and risk factors, or other reports.

k)	If you use electronic delivery to distribute the Prospectus to any person or you allow the use of electronic signatures, you will comply with all applicable requirements of the jurisdiction in which the USA Real Estate Bonds are offered and sold. You agree that you will rely upon no statement whatsoever, written or oral, other than the statements in the Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature. You are not authorized by the Company to give any information or to make any representation not contained in the Prospectus (as amended or supplemented from time to time) or in Approved Sales Literature in connection with the sale of the USA Real Estate Bonds.

l)	You represent, warrant, and covenant the following to the Company.

(i)	Neither Foreign Marketer, nor any of its directors, executive officers, general partners, managing members, other officers participating in the Offering, or beneficial owners of any of its securities (each, a “Foreign Marketer Covered Person” and, together, “Foreign Marketer Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D (a “Disqualifying Event”), except for a Disqualifying Event: (A) contemplated by Rule 506(d)(2) and/or Rule 506(e) of Regulation D and (B) a reasonably detailed description of which has been furnished to the Company in writing (each, an “Excluded Disqualifying Event”).
(ii)	Foreign Marketer represents that none of its registered representatives participating or who will participate in the Offering, or any other person who will receive compensation, directly or indirectly, for the solicitation of Investors in the USA Real Estate Bonds by, through, or on behalf of Foreign Marketer (each, a “Foreign Marketer Compensated Solicitor” and together, “Foreign Marketer Compensated Solicitors”), is subject to any Disqualifying Event, except for an Excluded Disqualifying Event.
(iii)	Foreign Marketer shall immediately inform the Company if any Foreign Marketer Covered Person or Foreign Marketer Compensated Solicitor becomes subject to a Disqualifying Event or an Excluded Disqualifying Event.
(iv)	Foreign Marketer agrees that it shall not pay any compensation, directly or indirectly, whether through the payment or reallowance of Commissions, Allowances, or otherwise, to any Foreign Marketer Compensated Solicitor who is subject to any Disqualifying Event. Foreign Marketer has amended all contracts or agreements between Foreign Marketer on the one hand, and any Foreign Marketer Compensated Solicitor on the other, as necessary to comply with this Section 5(n).
(v)	Foreign Marketer shall immediately notify the Company of any change to or breach of any of the representations, warranties, or covenants set forth in this Section 5(n).
(vi)	The provisions set forth in Section 5(l) shall survive the termination of this Agreement.

m)	Foreign Marketer undertakes and agrees that it will keep file memoranda indicating to whom each Prospectus (including supplements thereto) and Approved Sales Material provided to it by the Company was delivered to offerees, and it will properly provide such memoranda to the Company upon request

6.	Representations and Warranties of the Company.

a)	The Company is duly organized and validly existing and in good standing under the laws of Puerto Rico with full power and authority to conduct the business in which it is engaged as described in the Prospectus.

b)	The USA Real Estate Bonds, when issued, will be duly and validly issued, and will conform to the description thereof contained in the Prospectus; such USA Real Estate Bonds are not subject to the preemptive rights of any bondholder of the Company; and all action required to be taken for the authorization, issue and sale of such USA Real Estate Bonds has been validly and sufficiently taken.

c)	The Company does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

d)	This Agreement has been duly and validly authorized, executed, and delivered by the Company, and constitutes the valid agreement of the Company enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws and principles of equity. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms hereof by the Company do not and will not conflict with or constitute a default under the organizational documents of such entities, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party as of this date, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, or any of their respective property; and no consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of this Agreement by the Company, or for the consummation of the transactions contemplated hereby.

e)	To the best of our knowledge, all materials provided by the Company to you, including materials provided to you in connection with your due diligence investigation relating to the offering of Bonds, were materially accurate as of the date provided.

f)	Any and all Approved Sales Materials prepared by the Company, for use with potential investors in connection with the offering of the USA Real Estate Bonds, when used in conjunction with the Prospectus, will not at the time provided for use, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time any event occurs as a result of which such Approved Sales Materials when used in conjunction with the Prospectus would include any untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify you thereof, and you agree to terminate the use of any such Approved Sales Materials after being informed.

g)	To the best of our knowledge, the Company is not in default in the performance or observance of any material obligation, agreement, covenant, or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or any of its assets is bound which could reasonably be expected to have a material adverse effect upon the Company.

h)	The future Prospectus will have been prepared by the Company and the Company has filed a Form S-1 in conformity with the Securities Act and the applicable instructions and Regulations. As of the date of the Prospectus and the date of any supplement thereto, the Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

i)	To the best of our knowledge, there is no material action, suit, or proceeding pending or threatened before or by any court or governmental agency or body, to which the Company is a party, except for such actions, suits, or proceedings that have been publicly disclosed in the Company’s filings with the Securities and Exchange Commission.

j)	To the best of our knowledge, since the respective dates as of which information is given in the Prospectus, as amended or supplemented from time to time, except as may otherwise be stated in or contemplated by the Prospectus or other subsequent filings of the Company with the Securities and Exchange Commission, there has not been any material adverse change in the financial condition or in the earnings, affairs or business prospects of the Company whether or not arising in the ordinary course of business, and there have not been any material transactions entered into by the Company except in the ordinary course of business.

k)	The accountants who have certified certain financial statements appearing in the Prospectus are independent registered public accounting firms within the meaning of the Securities Act and the Securities Act Rules and Regulations. Such accountants have not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act). The Company and its subsidiaries each maintain a system of internal accounting and other controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), including, without limitation:

i)	policies and procedures that:

a.	pertains to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company or its subsidiaries,
b.	provides reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company or its subsidiaries are being made only in accordance with general or specific authorizations of the Company’s management and directors or the Advisor; and
c.	provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s or its subsidiaries’ assets that could have a material adverse effect on the Company’s financial statements; and

ii)	policies and procedures that provide reasonable assurances that:

a.	transactions are executed only in accordance with general or specific authorizations of the Company’s management or directors or the Company,
b.	transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for assets,
c.	access to assets is permitted only in accordance with the general or specific authorization of the Company’s management or directors or the Company; and
d.	the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

The Company’s financial statements present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Prospectus.

l)	The Company, and each of its principals, directors, executive officers, and any other officers participating in the offering of the USA Real Estate Bonds are not subject to any Disqualifying Event or disclosure event described in Rule 506(d) and the Company agrees to promptly notify the Foreign Marketer in the event any such Disqualifying Event or disclosure event occurs, is likely to occur, or comes to the Company’s knowledge during the course of this Offering

7.	Anti-Money Laundering Compliance Program. Your acceptance of this Agreement constitutes a representation to the Company that you have established and implemented anti-money laundering compliance programs, in accordance with applicable law, including the laws and regulations of the jurisdiction in which the USA Real Estate Bonds are offered and sold and applicable FINRA rules, SEC rules, and the USA PATRIOT Act of 2001 (the Patriot Act”), which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of USA Real Estate Bonds of the Company. The Company’s acceptance of this Agreement constitutes a representation by the Company that the Company has established and implemented anti-money laundering compliance programs, in accordance with applicable law, and applicable SEC rules and the Patriot Act, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with your sale of the USA Real Estate Bonds of the Company.

8.	Confidentiality and Privacy. The Company and you shall, when applicable:

(a)	abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and applicable regulations promulgated thereunder, (B) the privacy standards and requirements of any other applicable federal or state law, including but not limited to, the Fair Credit Reporting Act (“FCRA”), and (C) its own internal privacy policies and procedures, each as may be amended from time to time,

(b)	refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law,

(c)	except as expressly permitted under the FCRA, the Company and you shall not disclose any information that would be considered a “consumer report” under the FCRA,

(d)	The Company and you shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of non-public personal information in your respective control which is no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any non-public personal information, the party responsible for the disclosure will immediately notify the other party.

(e)	The provisions of this Section 8 shall survive the termination of this Agreement.

9.	Termination. Either party may terminate this Agreement at any time, effective immediately, by giving written notice to the other party. In the event of termination, you shall not be entitled to any commissions or any restitution for the value of your services rendered prior to, or subsequent to, the effective date of such termination, excepting only such commissions as may have been earned with respect to USA Real Estate Bonds already sold by you and accepted by the Company prior to the termination date. This Agreement shall automatically terminate with no further action by either party if you cease to be a member in good standing with the regulatory authorities or self-regulatory organizations with which you are registered under the applicable law of the jurisdictions in which you attempt to sell the USA Real Estate Bonds. You agree to notify the Company immediately if you cease, or if it is reasonably likely that you will cease, to be a member in good standing with the securities commission or any like agency of any jurisdiction in which you are currently registered or licensed or under any local law.

10.	Expenses. You shall bear all your own expenses incurred in connection with the offer and sale of the USA Real Estate Bonds, and you shall not be entitled to any reimbursement for such expenses by the Company except to the extent of any expenses specified in Section 4 of this Agreement.

11.	Indemnification and Contribution.

(a)	The Company agrees to indemnify you and your officers, directors, representatives, and controlling persons against losses, claims, damages, or liabilities (including reasonable attorneys’ fees) to which you or such other persons may become subject, under federal or state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of material fact contained in the Prospectus, or any breach of this Agreement (or any addendum thereto), or is inconsistent with or in violation of any provision of federal or state securities laws, the rules, and regulations of the Securities and Exchange Commission, or the omission to state therein, any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. The foregoing indemnity shall include reimbursement of any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, damage, liability, or action, and shall be paid by you as such expenses are incurred. You agree to repay the Company any funds advanced by the Company in cases in which you are later found not to be entitled to such indemnification.

(b)	You agree to indemnify and hold harmless the Company and all other dealers participating in the offering of the USA Real Estate Bonds, and each officer, director and controlling person of such persons, against any losses, claims, damages or liabilities (including reasonable attorneys’ fees) to which any of such persons may become subject, under the laws and regulations of the jurisdictions in which you offer and sell the USA Real Estate Bonds, federal or state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any statements, actions or omissions by you or any person controlled by you or acting on your behalf, which statement, action or omission is untrue other than, or inconsistent with those contained in the Prospectus and any Approved Sales Material, or any breach of this Agreement (or any addendum thereto), or is inconsistent with or in violation of any provision of laws and regulations applicable in the jurisdictions in which the Foreign Marketer offers and sells the USA Real Estate Bonds, federal or state securities laws, the rules and regulations of the Securities and Exchange Commission or FINRA. The foregoing indemnity shall include reimbursement of any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, damage, liability, or action, and shall be paid by you as such expenses are incurred. The Company agrees to repay you any funds advanced by you in cases in which the Company is later found not to be entitled to such indemnification.

(c)	Promptly after receipt by an indemnified party of notice of the commencement of any action for which indemnification is provided under subsection (a) or (b) above, such indemnified party shall, if a claim in respect thereof is to be made hereunder against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise under such subsection. In each case any such action is brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof and the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party.

(d)	The indemnified party additionally may elect to employ its own legal counsel, but if it elects to do so the indemnifying party shall not be liable to such indemnified party for any legal expenses of such other counsel, or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If, however, the indemnified party reasonably concludes that there may be defenses available to it that are different from or additional to those available to the indemnifying party, then the indemnifying party shall not have the right to direct the defense of any such action or proceeding on behalf of the indemnified party and the reasonable legal and other expenses incurred by the indemnified party in its own defense shall be borne by the indemnifying party.

(e)	In order to provide for just and equitable contribution in any case in which:

i)	a claim is made for indemnification pursuant to this Section 11, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of the time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that express provisions of this Section 11 provide for indemnification in such case; or
ii)	contribution may be required on the part of a party thereto, then the Company, and participating dealers shall contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (which shall, for all purposes of this Agreement include, without limitation, all costs of defense and investigation and all attorney’s fees) in either such case (after contribution from others) in such proportions that the participating dealers are responsible in the aggregate for that portion of such losses, claims, damages or liabilities represented by the percentage that the aggregate amounts received by the participating dealers pursuant to Section 4 of this agreement bear to the aggregate of the offering price of the USA Real Estate Bonds, and the Company shall be responsible for the balance; provided, however, that the contribution of each such participating dealer shall not be in excess of its proportionate share (based upon the ratio of the aggregate purchase price of the USA Real Estate Bonds sold by such participating dealer to the aggregate purchase price of the USA Real Estate Bonds sold of the portion of such losses, claims, damages or liabilities for which the participating dealer is responsible.
iii)	No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. If the full amount of the contribution specified in this subsection (e) of Section 11 is not permitted by law, then each participating dealer and each person who controls each participating dealer shall be entitled to contribution from the Company and controlling persons to the full extent permitted by law.

12.	Authority. It is understood that your relationship with the Company is as an independent contractor and that nothing herein shall be construed as creating a relationship of partnership, joint venturers, employer, and employee or any other agency relationship between you and the Company.

13.	Survival of Indemnities, Warranties, and Representations. The indemnity agreements and the representations and warranties of the parties as set forth herein shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement, and shall survive the delivery of any payment for USA Real Estate Bonds.

14.	Notices. All notices or other communications required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder; (iv) via email to an email address designated in writing by one party to the other party; in each case above provided such communication is addressed to the intended recipient thereof. The address of the Company is 404 Ave Constitucion, #208, San Juan, Puerto Rico, 00901, and its email address is andrew@usarebonds.com until changed by written notice. Your address and email address shall be as set forth below on the signature page until changed by written notice.

15.	Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto; provided, however, that in no event shall the term “successors and assigns” as used herein include any purchaser, as such, of any USA Real Estate Bonds. In addition, and without limiting the generality of the foregoing, the indemnity agreements contained herein shall inure to the benefit of the successors and assigns of the parties hereto and shall be valid irrespective of any investigation made or not made by or on behalf of any party hereto.

16.	Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the Puerto Rico and shall be the forum for any litigation arising hereunder.

17.	Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18.	Waiver. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of the courts of Puerto Rico and the Federal courts of the United States of America located in Puerto Rico, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Puerto Rico or Federal court.

19.	Attorneys’ Fees. To the extent the payment of attorneys’ fees is not covered by Section 11(Indemnification and Contribution), if a dispute arises concerning the performance, meaning, or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

20.	Third-Party Beneficiaries. Except for the persons and entities referred to in Section 11 (Indemnification and Contribution), there shall be no third- party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the persons and entities referred to in Section 11, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any party to this Agreement. Each of the persons and entities referred to in Section 11 shall be a third-party beneficiary of this Agreement.

21.	Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

22.	Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

23.	Access to Information. The Company may authorize the Company’s transfer agent, if any, to provide information to you regarding record holder information about your clients who have invested with the Company on an ongoing basis for so long as you have a relationship with such clients. You shall not disclose any password for a restricted website or portion of the website provided to you in connection with the offering and you shall not disclose to any person, other than an officer, director, employee, or agent of yours, any material downloaded from such a restricted website or portion of a restricted website.

24.	Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

25.	Absence of Fiduciary Relationships. The parties acknowledge and agree that:

(a)	your responsibility to the Company is solely contractual in nature; and
(b)	you do not owe the Company, any of its affiliates, or any other person or entity any fiduciary (or other similar) duty as a result of this Agreement or any of the transactions contemplated hereby.

[Signatures on the following page]

Please confirm your Agreement with the Company to the terms contained herein and your acceptance of this appointment by dating and signing below and return a fully executed copy of this Agreement to us.

USA Real Estate Bonds:

By:	USA Opportunity Income One, Inc.

By:	/s/ Dania Echemendia

Name:	Dania Echemendia

Title:	President

Email:	dania@usarebonds.com

FOREIGN MARKETER ACCEPTANCE

ACCEPTED this 17th day of June 2025.

Firm Name:	Sardona Capital S.A.

By:	/s/ Candelario Santana Soriano

Print Name:	Candelario Santana Soriano

Title:	Secretary - CEO

Email:	candelario.santana@sardona-capital.com

Address:	50th Street, F&F Tower, 40th Floor, Of. 40C, Panamá, Panama

Telephone number: +507 388-3643

Type of entity: Broker Dealer

Commissions payment instructions:

Recipients Name:

Recipients Address:

Recipient Bank’s Name:

Recipient Bank’s Address:

Recipient Account Type:

Recipient Account Number:

Recipient Bank’s Routing Number (when applicable):

Recipient Bank’s SWIFT or BIC code (when applicable):

Special Instructions:

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